UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 18, 2008

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2895 Greenspoint Parkway, Suite 600, Hoffman Estates, IL	60169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2008, the Board of Directors (the “Board”) of Career Education Corporation (“CEC”) approved the Career Education Corporation Management Annual Bonus Plan (the “Plan”) for all bonuses calculated for payment to, or otherwise earned by, certain key management employees of CEC (“Participants”) under the Plan. The purpose of the Plan is to develop a high quality organization by attracting, retaining and rewarding Participants and motivating Participants to perform to the best of their abilities and achieve or exceed the Company’s academic, compliance, financial and other objectives.

The Plan became effective as of January 1, 2008. The Plan will remain in effect until explicitly amended, replaced by another plan or terminated by the Compensation Committee of the Board (the “Committee”).

The Participants in this Plan for any period are the employees who are designated individually or by class to be Participants by the Committee, unless otherwise determined by the Board or pursuant to the terms of the Plan. The Committee has the sole discretion to award bonuses to Participants under the Plan. Awards made under the Plan will be paid in cash in single lump payments to eligible Participants.

All Participants must be employed by CEC at the end of the calendar year in order to receive a bonus award. However, bonus awards may be prorated based upon the number of full months that a Participant served in a Plan-eligible position.

To determine whether and in what amount bonuses will be awarded, the Plan provides that the Committee will establish performance goals for any period, which may be shorter or longer than a year, as determined by the Committee. The performance criteria for the performance goals may be based upon any performance criteria selected by the Committee and may differ for awards to different Participants.

Pursuant to the Plan, the Committee has approved specific bonus opportunities for 2008 based upon corporate, individual (except in the case of Mr. McCullough, CEC’s President and Chief Executive Officer), and in some cases, business unit performance. The performance targets set by the Committee under the Plan provide that, with respect to CEC’s executive officers (other than those who serve as senior vice presidents of specific business units), (i) 20% of the bonus (other than the bonus for Mr. McCullough) will be awarded based upon achievement of individual performance goals and the demonstration of CEC’s high performance principles and achievement of specific organization-wide compliance and turnover targets, regardless of whether budgeted EBIT is obtained (“individual performance”), and (ii) 80% of the bonus (100% for Mr. McCullough) will be awarded based upon CEC’s achievement of certain company performance measures as follows: (a) if 100% of budgeted EBIT is obtained, the full company performance portion of the bonus will be paid at target levels; (b) if at least 90%, but less than 100% of budgeted EBIT is obtained, CEC’s executive officers will share with CEC’s other bonus eligible employees in a base bonus pool; and (c) if CEC achieves less than 90% of budgeted EBIT, such portion of the bonus will not be paid (“company performance”). With respect to CEC’s executive officers who serve as senior vice presidents of specific business units, (i) 20% of the bonus is awarded based on individual performance (as described above), (ii) 50% of the bonus is awarded based on company performance (as described above), and (iii) 30% of the bonus is awarded based on the performance of the applicable business unit if both CEC and such business unit achieve certain performance measures as follows: (a) if CEC achieves 100% of budgeted EBIT and the applicable business unit achieves at least 90% of its budgeted EBIT, the business unit performance portion of the bonus will be paid at a level equal to the percentage of the applicable business unit’s budgeted EBIT actually achieved (up to a maximum of 200% of budgeted EBIT); (b) if CEC achieves at least 90%, but less than 100%, of its budgeted EBIT, and the applicable business unit achieves at least 90% of its budgeted EBIT, the applicable senior vice president will share with CEC’s other bonus-eligible employees in a base bonus pool, with the amount received weighted based on the actual performance of the applicable business unit (up to a maximum of 200% of budgeted EBIT); and (c) if CEC achieves less than 90% of budgeted EBIT, such portion of the bonus will not be paid regardless of the performance of the applicable business unit. In the event that CEC exceeds its budgeted EBIT, all of CEC’s executive officers will share pro-rata in an over-achievement bonus pool equal to 20% of the amount that exceeds the budgeted EBIT, plus up to an additional 5% of such excess if CEC also exceeds budgeted revenues.

The description of the terms of the Plan contained herein does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits
10.1	Career Education Corporation Management Annual Bonus Plan, effective January 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Michael J. Graham
Michael J. Graham
Executive Vice President and Chief Financial Officer

Dated: April 18, 2008

Exhibit Index

Exhibit Number	Description of Exhibits
10.1	Career Education Corporation Management Annual Bonus Plan, effective January 1, 2008.